EXHIBIT 99.5                                          EXHIBIT 5

                              RELEASE

Reference is hereby made to the Arrangement Agreement (the
"Agreement") made the 31st day of January, 2011 by and between MI
Developments Inc. ("MID"), 4455327 Ontario Limited ("445") and
The Stronach Trust (the "Trust"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

Whereas certain shareholders of MID have expressed disagreement in the past with respect to the management of MID and the conduct of its directors and officers and have asserted wrongdoing by MID and its directors and officers including assertions of intentional wrongdoing including fraud and those shareholders have asserted that MID can or ought to bring a civil action against its current and former directors and officers in respect of the asserted wrongdoing;

And whereas MID and its directors and officers have always maintained that their actions and conduct have been permissible, appropriate and in accordance with any and all duties owed by them

And whereas there have been court and other proceedings which have been commenced in which the propriety of the conduct of MID, current and former directors and officers have been put into issue;

And whereas by the Agreement if closed, it is intended and agreed that any and all claims that have been or could have been brought by the shareholders as against MID and/or its current and former officers and directors and/or its controlling shareholders including, without limitation, those that are or could have been asserted in Action No. CV-10-403595 in the Ontario Superior Court of Justice, as well as those that could have been asserted in the name of MID are to be dismissed on a without costs basis and without any admission of liability;

Hotchkis and Wiley Cap Mgt on behalf of itself and on behalf of its affiliates, successors, assigns, directors, officers, trustees and/or legal representatives (collectively in such capacity the "Releasor"), for good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, hereby agrees:

(i) to irrevocably and unconditionally release and forever discharge MID, 445, Frank Stronach and the Trust as well as each of their affiliates, successors, assigns, current directors and officers, former directors and officers, current trustees, former trustees, beneficiaries, shareholders and legal representatives (collectively in such capacity the "Releasees"), of and from all manner of actions, causes of action, suits, penalties, demands, debts, accounts, covenants, contracts, damages and all other claims whatsoever of any nature, character and description, whether contractual, legal or otherwise, whether known or unknown, which the Releasor ever had or now has up to and including the Effective Date, even if discovered after the execution of this Release against any of the Releasees including without limiting the generality of the foregoing, any allegations that any current or former director, current or former officer, current or former trustee, shareholder or beneficiary of MID, 445 and/or the Trust breached any duties, whether contractual, statutory or otherwise, owed to any party by virtue of being a director, officer, trustee, shareholder or beneficiary of MID, 445 and/or the Trust at any time whatsoever up to and including the Effective Date including any claims that are or could have been advanced in Action No. CV-10-403595 in the Ontario Superior Court of Justice (all collectively hereinafter referred to as the "Claim" or "Claims" as the context requires); and

(ii) not to make any Claim of any nature whatsoever or take any proceeding, and hereby renounce thereto, against any other person, firm or corporation who might advance a Claim for contribution or indemnity from the Releasees released hereunder.

The Releasor hereby represents and warrants that it has not commenced, and hereby irrevocably and unconditionally covenants and agrees that it will not commence or pursue any other Claims which it is releasing herein.

The Releasor hereby represents and warrants that it has not assigned to any other person or entity any of the Claims which it is releasing herein.

Nothing in this Release shall be construed as an admission of liability by the Releasees and any such liability is denied.

This Release is binding upon the Releasor and enures to the benefit of the Releasees and their respective affiliates, successors, assigns, current directors and officers, former directors and officers, current trustees, former trustees, beneficiaries, legal representatives and permitted assigns. This Release will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

This Release may be signed in counterparts and will be valid and binding even though the parties sign separate copies of it.

This Release may be executed by facsimile and if so executed, shall be legal, valid and binding on any party executing in such a manner.

In witness whereof, this Release has been executed as of the 31st day of January, 2011 and will take effect as of the Effective
Date.



                    Hotchkis and Wiley Capital Management, LLC


                    Per:  /s/ Anna Marie Lopez

                    Name: Anna Marie Lopez

                    Title: Chief Operating Officer